As filed with the United States Securities and Exchange Commission on December 19, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TRIVAGO N.V.

(Exact Name of Registrant as Specified in its Charter)

The Netherlands	Not applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Bennigsen-Platz 1

40474 Dusseldorf

Federal Republic of Germany

+49 211 54065110

(Address, including zip code, of principal executive offices)

TRIVAGO N.V. 2016 OMNIBUS INCENTIVE PLAN

EXISTING INDIVIDUAL PHANTOM OPTION AND PROFIT SHARE BONUS AGREEMENTS

(Full title of the plans)

National Corporate Research, Ltd.

10 East 40th Street, 10th Floor

New York, NY 10016

(212) 947-7200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

David C. Boles Latham & Watkins (London) LLP 99 Bishopsgate London EC2M 3XF United Kingdom +44 (20) 7710-1000	Marc D. Jaffe Marcus C. Funke Latham & Watkins LLP 885 Third Avenue New York, NY 10017 (212) 906-1200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A shares, nominal value €0.06 per share	34,711,009 (3)	$11.00 (5)	$381,821,099	$44,253
Class A shares, nominal value €0.06 per share	7,706,752 (4)	$2.98 (6)	$22,966,121	$2,662

(1)	The Class A shares registered hereby may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which currently represents one Class A share. ADSs issuable upon deposit of the Class A shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333- 214914).
(2)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“the “Registration Statement”) shall also cover such indeterminate number of additional shares as may become issuable under the plan in connection with variations in share capital, demergers, special dividends or distributions or similar transactions.
(3)	Represents Class A shares available for future issuance under the trivago N.V. 2016 Omnibus Incentive Plan.
(4)	Represents Class A shares that will be issued upon the settlement of the stock options granted under the existing trivago GmbH phantom option and profit share bonus agreements (the “Option Agreements”). Immediately prior to the Registrant’s initial public offering (the “IPO”), but subject to the condition precedent that the IPO has been consummated, the Option Agreements were amended to provide for settlement in the form of Registrant Class A shares represented by ADSs and the Registrant acceded to the amended Option Agreements.
(5)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the initial public offering price of the Class A shares ($11.00 per share).
(6)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of €2.83 per share for outstanding stock options granted under the Option Agreements and an exchange rate of €1.00 to $1.0541 which was the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank in New York on December 9, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act with respect to (a) below and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to (b) below are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Registrant’s prospectus filed with the Commission on December 16, 2016 including all amendments and exhibits thereto, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form F-1 (File No. 333-214591) (the “F-1 Registration Statement”); and

(b) the description of the Registrant’s Class A shares and American Depositary Shares contained in the Registrant’s registration statement on Form 8-A filed with the Commission on December 6, 2016 (File No. 001-37959), together with any amendment thereto filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, and any Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Members of our management and supervisory boards have the benefit of the following indemnification provisions in our articles of association:

Current and former management and supervisory board members shall be reimbursed for:

a.	the reasonable costs of conducting a defense against a claim based on acts or failures to act in the exercise of their statutory duties or any other duties currently or previously performed by them at our request;

b.	any damages, fines or other financial losses incurred by them as a result of an act or failure to act as referred to under a; and

c.	any expense reasonably paid or incurred by them in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

There shall be no entitlement to reimbursement as referred to above if and to the extent that:

a.	Dutch court or, in the event of arbitration, an arbitrator has established in a final and conclusive decision that the act or failure to act of the person concerned can be characterized as willful, intentionally reckless or seriously culpable conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness;

b.	the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss (or indicated to do so); or

c.	in relation to proceedings brought by a former management and supervisory board member against us, except for proceedings brought to enforce indemnification to which he is entitled pursuant to the articles of association or an agreement between him and us which has been approved by the management board.

If and to the extent that it has been established by a Dutch court or, in the event of arbitration, an arbitrator in a final and conclusive decision that the person concerned is not entitled to reimbursement as referred to above, he or she shall immediately repay the amount reimbursed by the company.

The form of management board Indemnification Agreement and form of supervisory board member Indemnification Agreement were filed as Exhibits 10.1 and 10.11, respectively, to the F-1 Registration Statement.

The underwriting agreement, the form of which was filed as Exhibit 1.1 to the F-1 Registration Statement, provides that the underwriters will indemnify, under certain conditions, our management and supervisory board members (as well as certain other persons) against certain liabilities arising in connection with this offering.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings.

The undersigned hereby undertakes:

(a) To provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 97(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Düsseldorf, Germany on the 19th day of December, 2016.

TRIVAGO N.V.

By:	/s/ Rolf Schrömgens
Rolf Schrömgens
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rolf Schrömgens and Axel Hefer, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rolf Schrömgens	Managing Director	December 19, 2016
Rolf Schrömgens	(Principal Executive Officer)

/s/ Axel Hefer	Managing Director	December 19, 2016
Axel Hefer	(Principal Financial and Accounting Officer)

/s/ Mieke S. De Schepper	Supervisory Board Member	December 19, 2016
Mieke S. De Schepper

/s/ Peter M. Kern	Supervisory Board Member	December 19, 2016
Peter M. Kern

/s/ Dara Khosrowshahi	Supervisory Board Member	December 19, 2016
Dara Khosrowshahi

/s/ Frédéric Mazzella	Supervisory Board Member	December 19, 2016
Frédéric Mazzella

/s/ Mark D. Okerstrom	Supervisory Board Member	December 19, 2016
Mark D. Okerstrom

/s/ Niklas Östberg	Supervisory Board Member	December 19, 2016
Niklas Östberg

/s/ David Schneider	Supervisory Board Member	December 19, 2016
David Schneider

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

3.1	Articles of Association of trivago N.V. (incorporated herein by reference to Exhibit 3.3 to the Company’s Registration Statement on Form F-1 (File No. 333-214591) filed on November 14, 2016)

4.1*	trivago N.V. 2016 Omnibus Incentive Plan

4.2*	Forms of Amended trivago GmbH Phantom Option and Profit Share Bonus Agreements

5.1*	Opinion of NautaDutilh N.V.

23.1*	Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

23.2*	Consent of NautaDutilh N.V. (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of the Registration Statement)

*	Filed herewith.